Exhibit 99.1

Regional Management Corp. Announces Appointment of Jody L. Anderson as

President and Chief Operating Officer

Greenville, South Carolina – September 22, 2014 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced the appointment of Jody L. Anderson as the Company’s new President and Chief Operating Officer, effective October 1, 2014.

Mr. Anderson succeeds C. Glynn Quattlebaum, who will continue to serve as Vice Chairman of Regional Management’s Board of Directors. Mr. Quattlebaum will remain focused on acquisition opportunities, industry and regulatory outreach, state and national trade association involvement, and development of Regional Management’s future leaders and long-term growth strategy.

“We are thrilled to welcome Jody to the Regional Management team, and we are confident in his ability to play an integral role in our operations and growth strategy moving forward,” said Thomas F. Fortin, Chief Executive Officer of Regional Management Corp. “As a long-time veteran of OneMain/CitiFinancial and with over 25 years of consumer finance experience, Jody’s extensive knowledge of the industry, strong regulatory background and impressive track record working with large and expanding branch networks make him an ideal fit for our company. We expect Jody will provide invaluable operational leadership as we complete the implementation of our new loan management system platform and position the Company for long-term expansion and creation of shareholder value.”

“Regional Management has made fantastic strides over the last few years in terms of its branch footprint and overall loan portfolio, and I look forward to making a significant contribution to the Company’s long-term growth,” said Mr. Anderson. “I am excited to be working with Tom and the entire leadership team at Regional.”

Prior to joining Regional Management, Mr. Anderson served since 2007 as Director of North America Operations at OneMain Financial (formerly CitiFinancial), the consumer finance division of Citigroup, where he was responsible for supporting the day-to-day operations of a 1,200 branch decentralized store network in North America. Additionally, he oversaw new branch openings and reviewed existing branches to optimize profitability. Before that, he served as CitiFinancial’s Vice President of North America Compliance from 2001 through 2007. He also served as Managing Director at Chesapeake Appraisal & Settlement Services (a division of CitiFinancial) from 1999 to 2001 and as a District and Branch Manager at CitiFinancial from 1987 through 1999. Mr. Anderson received his MBA from the University of Indianapolis and his BBA from Roanoke College.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331